Exhibit 99

NEWS RELEASE

FOR IMMEDIATE RELEASE October 20, 2015	Media contact: Bob Varettoni 908.559.6388 robert.a.varettoni@verizon.com

Verizon reports 3Q earnings growth driven by customer demand for wireless and fios services

3Q 2015 highlights

Consolidated

•	99 cents in earnings per share (EPS) and $1.04 in adjusted EPS (non-GAAP), compared with 89 cents per share in 3Q 2014.

•	$28.4 billion year to date in cash flow from operations.

Wireless

•	1.3 million net retail postpaid connections added in the quarter; low retail postpaid churn of 0.93 percent; 110.8 million total retail connections; 105.0 million total retail postpaid connections.

•	5.4 percent year-over-year increase in total revenues; 33.3 percent operating income margin.

Wireline

•	114,000 fios internet and 42,000 fios video net additions.

NEW YORK – Fueled by wireless and fios connections growth and continued customer loyalty, Verizon Communications Inc. (NYSE, Nasdaq: VZ) today reported third-quarter 2015 earnings of 99 cents per share, or $1.04 per share on an adjusted basis (non-GAAP).

This compares with EPS of 89 cents in third-quarter 2014. Third-quarter 2015 earnings included a 5 cent per share non-cash charge due to a re-measurement triggered by a pension settlement accounting threshold.

“Verizon continues to grow earnings by delivering network reliability and superior value that continues to attract new customers,” said Chairman and CEO Lowell McAdam. “Verizon Wireless posted another quarter of quality connections growth – even better than in the second quarter – while maintaining high customer loyalty and profitability. Meanwhile, fios customer growth also improved from the previous quarter. We expect future revenue growth from mobile over-the-top video, including digital advertising, and the Internet of Things.”

Verizon’s acquisition of AOL Inc. in June is playing a key role in this future growth strategy. In September Verizon launched go90tm, a differentiated, mobile-first social entertainment platform.

In the first nine months of 2015, Verizon invested approximately $22 billion in spectrum licenses and capital for future network capacity, in addition to the $4 billion AOL acquisition. Over that same time, the company maintained its leverage ratio and returned more than $11 billion to shareholders in the form of dividends and share repurchases. Verizon’s Board of Directors increased dividends for the ninth consecutive year in September.

Consolidated results

•

Total operating revenues in third-quarter 2015 were $33.2 billion, a 5.0 percent increase compared with third-quarter 2014. Current-quarter revenues include results from AOL. The comparable year-over-year growth rate excluding AOL (non-GAAP) would have been 3.1 percent.

•

Year-to-date consolidated revenue growth was 3.3 percent, after adjusting for the inclusion of AOL in the third quarter and the sale of the public sector business in 2014 (non-GAAP). On this same basis, Verizon continues to expect consolidated revenue growth of at least 3 percent for full-year 2015.

•

New revenue streams from the Internet of Things (IoT) totaled approximately $175 million in third-quarter 2015 and about $495 million year to date. In August Verizon launched humtm, a telematics service that creates a smart, connected driving experience with an addressable market of 150 million vehicles in the U.S.

•

Cash flow from operating activities increased to $28.4 billion at the end of third-quarter 2015, compared with $23.2 billion at the end of third-quarter 2014. This year’s cash flow included a non-recurring $2.4 billion related to the monetization of tower assets in the first quarter.

•

Excluding the tower transaction, free cash flow (non-GAAP, cash flow from operations less capital expenditures) totaled $13.5 billion at the end of third-quarter 2015. Verizon continues to expect full-year 2015 capital expenditures to range between $17.5 billion and $18.0 billion.

Verizon Wireless delivers profitable, quality growth

In third-quarter 2015, Verizon Wireless continued to deliver profitable, quality postpaid connections growth and low churn, which demonstrates high customer loyalty.

Wireless financial highlights

•

Total revenues were $23.0 billion in third-quarter 2015, up 5.4 percent year over year. Service revenues totaled $17.6 billion, down 4.1 percent year over year. Over the same period, equipment revenues increased to $4.3 billion, up from $2.5 billion, as more customers chose to buy new devices with installment pricing.

•

Service revenues plus installment billings increased 1.2 percent year over year. The percentage of phone activations on installment plans grew to about 58 percent in third-quarter 2015, compared with 49 percent in second-quarter 2015 and only 12 percent in third-quarter 2014. Verizon expects the percentage of phone activations on installment plans to increase to about 70 percent in fourth-quarter 2015.

•

In third-quarter 2015, wireless operating income margin was 33.3 percent, up from 31.9 percent in third-quarter 2014. Segment EBITDA margin on service revenues (non-GAAP, earnings before interest, taxes, depreciation and amortization, divided by service revenues) was 56.4 percent, compared with 49.5 percent in third-quarter 2014. Segment EBITDA margin on total revenues (non-GAAP) was 43.2 percent, compared with 41.6 percent in third-quarter 2014.

Wireless operational highlights

•

Verizon Wireless reported 1.3 million retail postpaid net additions in third-quarter 2015, with improvements from second-quarter 2015 in the number of 4G smartphone and total postpaid phone net adds. These net additions do not include any wholesale or IoT connections.

•

Verizon added 889,000 4G smartphones to its postpaid customer base in third-quarter 2015. Postpaid phone net adds totaled 430,000 as net smartphone adds of 694,000 were partially offset by a net decline of basic phones. Tablet net adds totaled 818,000 in the quarter, and net prepaid devices declined by 80,000.

•

During the third quarter, 5.6 million phones were activated on device installment plans. Verizon has about 19 million device payment phone connections in total, representing approximately 22 percent of its postpaid phone base. Overall, more than 30 percent of Verizon’s postpaid phone customers are on unsubsidized service pricing.

•

At the end of third-quarter 2015, the company had 110.8 million retail connections, a 4.3 percent year-over-year increase, and 105.0 million retail postpaid connections, a 4.9 percent year-over-year increase.

•

4G devices now constitute more than 76 percent of the retail postpaid connections base, with the LTE network handling approximately 89 percent of total wireless data traffic in third-quarter 2015 – an increase of about 75 percent in network data megabytes in the past year.

•

About 7 percent of Verizon’s retail postpaid base upgraded to a new device in third-quarter 2015. In the past year, the number of 4G smartphones in Verizon’s customer base has increased by about 34 percent, to 64.6 million. The company continues to see opportunities to upgrade its postpaid connections base of about 15 million basic phones and nearly 7 million 3G smartphones to 4G devices.

•	Customer retention remained high, with retail postpaid churn at 0.93 percent in third-quarter 2015, a year-over-year improvement of 7 basis points.

•

Wireless capital investment totaled $2.9 billion in third-quarter 2015 and $8.5 billion year to date, up 8.4 percent from a year ago, as Verizon continues to optimize its network. Densification plans, which include deployment of small cells, DAS (distributed antenna system) nodes and in-building solutions, are improving capacity in the near-term as Verizon prepositions its network for 5G.

Fios continues to drive wireline consumer revenue growth

In the wireline segment, Verizon’s results were highlighted by continued revenue and customer growth for fios fiber-optic-based services.

Wireline financial highlights

•	In third-quarter 2015, consumer revenues were $4.0 billion, an increase of 2.8 percent compared with third-quarter 2014. Fios revenues represented 79 percent of the total.

•	Total fios revenues grew 7.5 percent, to $3.4 billion, comparing third-quarter 2015 with third-quarter 2014.

•

Wireline operating income margin was 6.2 percent in third-quarter 2015, up from 2.3 percent in third-quarter 2014. Segment EBITDA margin (non-GAAP) was 23.5 percent in third-quarter 2015, compared with 23.0 percent in third-quarter 2014.

Wireline operational highlights

•

In third-quarter 2015, Verizon added 114,000 net new fios internet connections and 42,000 net new fios video connections. Both are increases from second-quarter 2015. Verizon had totals of 6.9 million fios internet and 5.8 million fios video connections at the end of the third quarter, representing year-over-year increases of 7.2 percent and 5.0 percent, respectively.

•

Fios internet penetration (subscribers as a percentage of potential subscribers) was 41.7 percent at the end of third-quarter 2015, compared with 40.6 percent at the end of third-quarter 2014. In the same periods, fios video penetration was 35.6 percent, compared with 35.5 percent.

•

By the end of third-quarter 2015, two-thirds of consumer fios internet customers subscribed to Quantum, which provides speeds ranging from 50 to 500 megabits per second. The highest rate of growth is in the 75-megabit-per-second tier, to which one-fourth of Quantum customers subscribe.

•

Verizon Enterprise Solutions helped clients around the globe drive growth and business performance, manage risk and improve the customer experience in the third quarter. The company deployed innovative enterprise-grade network, cloud, security, IoT, mobility and other business solutions for some of the world’s leading brands, including Ciena, Darden Restaurants and Waste Management; energy and utility clients Valero, E.ON, National Grid and Hawaiian Electric Industries; insurance clients Ageas and ACE Group; manufacturing and building clients Terex Corporation, Diebold, Incorporated, and Gilbane Building Company; healthcare clients Eli Lilly and Company, and Visiting Nurse Service of New York; and government and non-profit clients U.S. Army Reserve Command and the National Sheriffs’ Association.

Wireline results include operations being sold to Frontier Communications Corp. in the non-contiguous states of California, Florida and Texas, as Verizon seeks to focus wireline efforts on the East Coast. Verizon’s consolidated balance sheet reflects these operations as assets held for sale until the transaction’s closing, expected at the end of first-quarter 2016.

NOTE: See the accompanying schedules and www.verizon.com/about/investors for reconciliations to generally accepted accounting principles (GAAP) for non-GAAP financial measures cited in this document.

Verizon Communications Inc. (NYSE, Nasdaq: VZ) employs a diverse workforce of 177,900 and generated more than $127 billion in 2014 revenues. Verizon Wireless operates America’s most reliable wireless network, with 110.8 million retail connections nationwide. Headquartered in New York, Verizon also provides communications and entertainment services over America’s most advanced fiber-optic network, and delivers integrated business solutions to customers worldwide. For more information, visit www.verizon.com/news/.

####

VERIZON’S ONLINE NEWS CENTER: Verizon news releases, executive speeches and biographies, media contacts and other information are available at Verizon’s online News Center at www.verizon.com/news/. News releases are also available through an RSS feed. To subscribe, visit www.verizon.com/about/rss-feeds/.

Forward-looking statements

In this communication we have made forward-looking statements. These statements are based on our estimates and assumptions and are subject to risks and uncertainties. Forward-looking statements include the information concerning our possible or assumed future results of operations. Forward-looking statements also include those preceded or followed by the words “anticipates,” “believes,” “estimates,” “hopes” or similar expressions. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The following important factors, along with those discussed in our filings with the Securities and Exchange Commission (the “SEC”), could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements: adverse conditions in the U.S. and international economies; the effects of competition in the markets in which we operate; material changes in technology or technology substitution; disruption of our key suppliers’ provisioning of products or services; changes in the regulatory environment in which we operate, including any increase in restrictions on our ability to operate our networks; breaches of network or information technology security, natural disasters, terrorist attacks or acts of war or significant litigation and any resulting financial impact not covered by insurance; our high level of indebtedness; an adverse change in the ratings afforded our debt securities by nationally accredited ratings organizations or adverse conditions in the credit markets affecting the cost, including interest rates, and/or availability of further financing; material adverse changes in labor matters, including labor negotiations, and any resulting financial and/or operational impact; significant increases in benefit plan costs or lower investment returns on plan assets; changes in tax laws or treaties, or in their interpretation; changes in accounting assumptions that regulatory agencies, including the SEC, may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; and the inability to implement our business strategies.

Verizon Communications Inc.

Condensed Consolidated Statements of Income

(dollars in millions, except per share amounts)

Unaudited	3 Mos. Ended 9/30/15	3 Mos. Ended 9/30/14	% Change	9 Mos. Ended 9/30/15	9 Mos. Ended 9/30/14	% Change

Operating Revenues
Service revenues and other	$ 28,866	$ 29,107	(0.8)	$ 85,840	$ 87,152	(1.5)
Wireless equipment revenues	4,292	2,479	73.1	11,526	6,735	71.1

Total Operating Revenues	33,158	31,586	5.0	97,366	93,887	3.7

Operating Expenses
Cost of services	7,589	7,046	7.7	21,571	21,230	1.6
Wireless cost of equipment	5,716	5,206	9.8	16,279	14,298	13.9
Selling, general and administrative expense	8,309	8,277	0.4	24,222	24,159	0.3
Depreciation and amortization expense	4,009	4,167	(3.8)	11,978	12,465	(3.9)

Total Operating Expenses	25,623	24,696	3.8	74,050	72,152	2.6

Operating Income	7,535	6,890	9.4	23,316	21,735	7.3
Equity in earnings (losses) of unconsolidated businesses	(18)	(48)	(62.5)	(70)	1,811	*
Other income and (expense), net	51	71	(28.2)	158	(757)	*
Interest expense	(1,202)	(1,255)	(4.2)	(3,742)	(3,633)	3.0

Income Before Provision for Income Taxes	6,366	5,658	12.5	19,662	19,156	2.6
Provision for income taxes	(2,195)	(1,864)	17.8	(6,800)	(5,052)	34.6

Net Income	$ 4,171	$ 3,794	9.9	$ 12,862	$ 14,104	(8.8)

Net income attributable to noncontrolling interests	$ 133	$ 99	34.3	$ 374	$ 2,248	(83.4)
Net income attributable to Verizon	4,038	3,695	9.3	12,488	11,856	5.3

Net Income	$ 4,171	$ 3,794	9.9	$ 12,862	$ 14,104	(8.8)

Basic Earnings per Common Share
Net income attributable to Verizon	$ .99	$ .89	11.2	$ 3.05	$ 3.03	0.7

Weighted average number of common shares (in millions)	4,072	4,152		4,089	3,912

Diluted Earnings per Common Share (1)
Net income attributable to Verizon	$ .99	$ .89	11.2	$ 3.05	$ 3.03	0.7

Weighted average number of common shares-assuming dilution (in millions)	4,078	4,159		4,095	3,919

Footnotes:

(1)	Diluted Earnings per Common Share includes the dilutive effect of shares issuable under our stock-based compensation plans, which represents the only potential dilution.

Certain reclassifications have been made, where appropriate, to reflect comparable operating results.

*	Not meaningful

Verizon Communications Inc.

Condensed Consolidated Balance Sheets

(dollars in millions)

Unaudited	9/30/15	12/31/14	$ Change

Assets
Current assets
Cash and cash equivalents	$ 3,875	$ 10,598	$ (6,723)
Short-term investments	306	555	(249)
Accounts receivable, net	13,105	13,993	(888)
Inventories	1,319	1,153	166
Assets held for sale	895	552	343
Prepaid expenses and other	2,268	2,772	(504)

Total current assets	21,768	29,623	(7,855)

Plant, property and equipment	216,674	230,508	(13,834)
Less accumulated depreciation	134,112	140,561	(6,449)

	82,562	89,947	(7,385)

Investments in unconsolidated businesses	779	802	(23)
Wireless licenses	86,331	75,341	10,990
Goodwill	25,124	24,639	485
Other intangible assets, net	8,322	5,728	2,594
Non-current assets held for sale	10,117	—	10,117
Deposit for wireless licenses	—	921	(921)
Other assets	7,070	5,707	1,363

Total Assets	$ 242,073	$ 232,708	$ 9,365

Liabilities and Equity
Current liabilities
Debt maturing within one year	$ 7,264	$ 2,735	$ 4,529
Accounts payable and accrued liabilities	17,721	16,680	1,041
Liabilities related to assets held for sale	461	—	461
Other	9,046	8,649	397

Total current liabilities	34,492	28,064	6,428

Long-term debt	105,060	110,536	(5,476)
Employee benefit obligations	32,962	33,280	(318)
Deferred income taxes	42,896	41,578	1,318
Non-current liabilities related to assets held for sale	940	—	940
Other liabilities	11,181	5,574	5,607

Equity
Common stock	424	424	—
Contributed capital	11,184	11,155	29
Reinvested earnings	8,156	2,447	5,709
Accumulated other comprehensive income	600	1,111	(511)
Common stock in treasury, at cost	(7,604)	(3,263)	(4,341)
Deferred compensation - employee stock ownership plans and other	378	424	(46)
Noncontrolling interests	1,404	1,378	26

Total equity	14,542	13,676	866

Total Liabilities and Equity	$ 242,073	$ 232,708	$ 9,365

Verizon – Selected Financial and Operating Statistics

Unaudited	9/30/15	12/31/14

Total debt (in millions)	$ 112,324	$ 113,271
Net debt (in millions)	$ 108,449	$ 102,673
Net debt / Adjusted EBITDA (1)	2.4x	2.4x
Common shares outstanding end of period (in millions)	4,069	4,155
Total employees	177,900	177,300
Quarterly cash dividends declared per common share	$ 0.565	$ 0.550

Footnotes:

(1)	Adjusted EBITDA excludes the effects of non-operational items.

The unaudited condensed consolidated balance sheets are based on preliminary information.

Verizon Communications Inc.

Condensed Consolidated Statements of Cash Flows

(dollars in millions)

Unaudited	9 Mos. Ended 9/30/15	9 Mos. Ended 9/30/14	$ Change

Cash Flows from Operating Activities
Net Income	$ 12,862	$ 14,104	$ (1,242)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	11,978	12,465	(487)
Employee retirement benefits	1,184	843	341
Deferred income taxes	890	914	(24)
Provision for uncollectible accounts	1,136	684	452
Equity in earnings (losses) of unconsolidated businesses, net of dividends received	98	(1,785)	1,883
Changes in current assets and liabilities, net of effects from acquisition/disposition of businesses	1,443	(816)	2,259
Other, net	(1,165)	(3,252)	2,087

Net cash provided by operating activities	28,426	23,157	5,269

Cash Flows from Investing Activities
Capital expenditures (including capitalized software)	(12,540)	(12,624)	84
Acquisitions of investments and businesses, net of cash acquired	(3,205)	(180)	(3,025)
Acquisitions of wireless licenses	(9,811)	(343)	(9,468)
Proceeds from dispositions of wireless licenses	—	2,367	(2,367)
Proceeds from dispositions of businesses	—	120	(120)
Other, net	960	230	730

Net cash used in investing activities	(24,596)	(10,430)	(14,166)

Cash Flows from Financing Activities
Proceeds from long-term borrowings	6,497	21,575	(15,078)
Repayments of long-term borrowings and capital lease obligations	(7,168)	(12,594)	5,426
Decrease in short-term obligations, excluding current maturities	(305)	(426)	121
Dividends paid	(6,373)	(5,653)	(720)
Proceeds from sale of common stock	31	34	(3)
Purchase of common stock for treasury	(5,134)	—	(5,134)
Acquisition of noncontrolling interest	—	(58,886)	58,886
Other, net	1,899	(3,087)	4,986

Net cash used in financing activities	(10,553)	(59,037)	48,484

Decrease in cash and cash equivalents	(6,723)	(46,310)	39,587
Cash and cash equivalents, beginning of period	10,598	53,528	(42,930)

Cash and cash equivalents, end of period	$ 3,875	$ 7,218	$ (3,343)

Footnotes:

Certain reclassifications of prior period amounts have been made, where appropriate, to reflect comparable operating results.

Verizon Communications Inc.

Wireless – Selected Financial Results

(dollars in millions)

Unaudited	3 Mos. Ended 9/30/15	3 Mos. Ended 9/30/14	% Change	9 Mos. Ended 9/30/15	9 Mos. Ended 9/30/14	% Change

Operating Revenues
Service	$ 17,598	$ 18,356	(4.1)	$ 53,201	$ 54,421	(2.2)
Equipment	4,292	2,480	73.1	11,526	6,737	71.1
Other	1,115	999	11.6	3,219	3,039	5.9

Total Operating Revenues	23,005	21,835	5.4	67,946	64,197	5.8

Operating Expenses
Cost of services	2,010	1,837	9.4	5,809	5,343	8.7
Cost of equipment	5,716	5,206	9.8	16,279	14,298	13.9
Selling, general and administrative expense	5,351	5,698	(6.1)	16,009	16,991	(5.8)
Depreciation and amortization expense	2,260	2,139	5.7	6,675	6,307	5.8

Total Operating Expenses	15,337	14,880	3.1	44,772	42,939	4.3

Operating Income	$ 7,668	$ 6,955	10.3	$ 23,174	$ 21,258	9.0
Operating Income Margin	33.3%	31.9%		34.1%	33.1%

Segment EBITDA	$ 9,928	$ 9,094	9.2	$ 29,849	$ 27,565	8.3
Segment EBITDA Margin	43.2%	41.6%		43.9%	42.9%
Segment EBITDA Service Margin	56.4%	49.5%		56.1%	50.7%

Footnotes:

The segment financial results and metrics above are adjusted to exclude the effects of non-operational items, as the Company’s chief operating decision maker excludes these items in assessing business unit performance.

Intersegment transactions have not been eliminated.

Certain reclassifications have been made, where appropriate, to reflect comparable operating results.

Verizon Communications Inc.

Wireless – Selected Operating Statistics

Unaudited	9/30/15	9/30/14	% Change

Connections (‘000)
Retail postpaid	105,023	100,103	4.9
Retail prepaid	5,737	6,053	(5.2)

Retail	110,760	106,156	4.3

Unaudited	3 Mos. Ended 9/30/15	3 Mos. Ended 9/30/14	% Change	9 Mos. Ended 9/30/15	9 Mos. Ended 9/30/14	% Change

Net Add Detail (‘000) (1)
Retail postpaid	1,289	1,516	(15.0)	2,988	3,496	(14.5)
Retail prepaid	(80)	9	*	(394)	5	*

Retail	1,209	1,525	(20.7)	2,594	3,501	(25.9)

Account Statistics
Retail Postpaid Accounts (‘000) (2)				35,677	35,435	0.7
Retail postpaid ARPA	$ 152.38	$ 161.24	(5.5)	$ 154.08	$ 160.21	(3.8)
Retail postpaid connections per account (2)				2.94	2.82	4.3

Churn Detail
Retail postpaid	0.93%	1.00%		0.95%	1.00%
Retail	1.21%	1.29%		1.24%	1.30%

Retail Postpaid Connection Statistics
Total Smartphone postpaid % of phones activated	91.3%	91.0%		91.5%	90.6%
Total Smartphone postpaid phone base (2)				82.4%	76.5%
Total Internet postpaid base (2)				16.0%	13.1%

Other Operating Statistics
Capital expenditures (in millions)	$ 2,921	$ 2,483	17.6	$ 8,466	$ 7,808	8.4

Footnotes:

(1)	Connection net additions exclude acquisitions and adjustments.

(2)	Statistics presented as of end of period.

The segment financial results and metrics above are adjusted to exclude the effects of non-operational items, as the Company’s chief operating decision maker excludes these items in assessing business unit performance.

Intersegment transactions have not been eliminated.

Certain reclassifications have been made, where appropriate, to reflect comparable operating results.

*	Not meaningful

Verizon Communications Inc.

Wireline – Selected Financial Results

(dollars in millions)

Unaudited	3 Mos. Ended 9/30/15	3 Mos. Ended 9/30/14	% Change	9 Mos. Ended 9/30/15	9 Mos. Ended 9/30/14	% Change

Operating Revenues
Consumer retail	$ 4,012	$ 3,902	2.8	$ 12,041	$ 11,606	3.7
Small business	585	613	(4.6)	1,778	1,858	(4.3)

Mass Markets	4,597	4,515	1.8	13,819	13,464	2.6

Strategic services	2,012	2,067	(2.7)	6,090	6,213	(2.0)
Core	1,196	1,308	(8.6)	3,606	4,077	(11.6)

Global Enterprise	3,208	3,375	(4.9)	9,696	10,290	(5.8)

Global Wholesale	1,466	1,544	(5.1)	4,481	4,689	(4.4)
Other	84	142	(40.8)	251	426	(41.1)

Total Operating Revenues	9,355	9,576	(2.3)	28,247	28,869	(2.2)

Operating Expenses
Cost of services	5,203	5,325	(2.3)	15,696	16,006	(1.9)
Selling, general and administrative expense	1,952	2,048	(4.7)	5,990	6,228	(3.8)
Depreciation and amortization expense	1,623	1,978	(17.9)	5,075	6,016	(15.6)

Total Operating Expenses	8,778	9,351	(6.1)	26,761	28,250	(5.3)

Operating Income	$ 577	$ 225	*	$ 1,486	$ 619	*
Operating Income Margin	6.2%	2.3%		5.3%	2.1%

Segment EBITDA	$ 2,200	$ 2,203	(0.1)	$ 6,561	$ 6,635	(1.1)
Segment EBITDA Margin	23.5%	23.0%		23.2%	23.0%

Footnotes:

The segment financial results and metrics above are adjusted to exclude the effects of non-operational items, as the Company’s chief operating decision maker excludes these items in assessing business unit performance.

Intersegment transactions have not been eliminated.

Certain reclassifications have been made, where appropriate, to reflect comparable operating results.

*	Not meaningful

Verizon Communications Inc.

Wireline – Selected Operating Statistics

Unaudited	9/30/15	9/30/14	% Change

Connections (‘000)
fios video subscribers	5,807	5,533	5.0
fios internet subscribers	6,935	6,471	7.2
fios digital voice residence connections	4,703	4,514	4.2

fios digital connections	17,445	16,518	5.6

HSI	2,288	2,675	(14.5)
Total Broadband connections	9,223	9,146	0.8
Primary residence switched access connections	4,982	5,794	(14.0)
Primary residence connections	9,685	10,308	(6.0)

Total retail residence voice connections	10,051	10,743	(6.4)
Total voice connections	18,740	20,089	(6.7)

Unaudited	3 Mos. Ended 9/30/15	3 Mos. Ended 9/30/14	% Change	9 Mos. Ended 9/30/15	9 Mos. Ended 9/30/14	% Change

Net Add Detail (‘000)
fios video subscribers	42	114	(63.2)	158	271	(41.7)
fios internet subscribers	114	162	(29.6)	319	399	(20.1)
fios digital voice residence connections	42	74	(43.2)	101	266	(62.0)

fios digital connections	198	350	(43.4)	578	936	(38.2)

HSI	(112)	(93)	20.4	(301)	(268)	12.3
Total Broadband connections	2	69	(97.1)	18	131	(86.3)
Primary residence switched access connections	(212)	(213)	(0.5)	(614)	(687)	(10.6)
Primary residence connections	(170)	(139)	22.3	(513)	(421)	21.9

Total retail residence voice connections	(188)	(160)	17.5	(564)	(486)	16.0
Total voice connections	(339)	(302)	12.3	(1,055)	(996)	5.9

Revenue Statistics
fios revenues (in millions)	$ 3,439	$ 3,200	7.5	$ 10,229	$ 9,366	9.2
Strategic services as a % of total Enterprise revenues	62.7%	61.2%		62.8%	60.4%

Other Operating Statistics
Capital expenditures (in millions)	$ 1,202	$ 1,464	(17.9)	$ 3,413	$ 4,194	(18.6)

Wireline employees (‘000)				71.4	79.4
fios video open for sale (‘000)				16,304	15,602
fios video penetration				35.6%	35.5%
fios internet open for sale (‘000)				16,641	15,945
fios internet penetration				41.7%	40.6%

Footnotes:

The segment financial results and metrics above are adjusted to exclude the effects of non-operational items, as the Company’s chief operating decision maker excludes these items in assessing business unit performance.

Intersegment transactions have not been eliminated.

Certain reclassifications have been made, where appropriate, to reflect comparable operating results.

Verizon Communications Inc.

Reconciliations – Consolidated Verizon

Adjusted Operating Revenues

(dollars in millions)

Unaudited	3 Mos. Ended 9/30/15	3 Mos. Ended 9/30/14	9 Mos. Ended 9/30/15	9 Mos. Ended 9/30/14
Consolidated Operating Revenues	$33,158	$31,586	$97,366	$93,887
Less Impact of divested operations	—	—	—	256
Less Impact of AOL Inc. operating revenues	600	—	600	—

Consolidated Adjusted Operating Revenues	$32,558	$31,586	$96,766	$93,631
Adjusted Year over Year Growth	3.1%		3.3%

Adjusted EBITDA

(dollars in millions)

Unaudited	3 Mos. Ended 9/30/15	3 Mos. Ended 6/30/15	3 Mos. Ended 3/31/15	3 Mos. Ended 12/31/14	3 Mos. Ended 9/30/14	3 Mos. Ended 6/30/14	3 Mos. Ended 3/31/14

Verizon Consolidated EBITDA
Consolidated net income (loss)	$ 4,171	$ 4,353	$ 4,338	$ (2,148)	$ 3,794	$ 4,324	$ 5,986
Add/(Subtract):
Provision (benefit) for income taxes	2,195	2,274	2,331	(1,738)	1,864	2,220	968
Interest expense	1,202	1,208	1,332	1,282	1,255	1,164	1,214
Other (income) and expense, net	(51)	(32)	(75)	437	(71)	(66)	894
Equity in (earnings) losses of unconsolidated businesses	18	18	34	31	48	43	(1,902)

Operating income (loss)	7,535	7,821	7,960	(2,136)	6,890	7,685	7,160
Add Depreciation and amortization expense	4,009	3,980	3,989	4,068	4,167	4,161	4,137

Consolidated EBITDA	$ 11,544	$ 11,801	$ 11,949	$ 1,932	$ 11,057	$ 11,846	$ 11,297

Other Items (Before Tax)
Severance, Pension, and Benefit Charges	342	—	—	7,507	—	—	—
Gain on Spectrum License Transactions	—	—	—	—	—	(707)	—
Impact of Divested Operations	—	—	—	—	—	(6)	(6)
Other	—	—	—	334	—	—	—

	342	—	—	7,841	—	(713)	(6)

Consolidated Adjusted EBITDA	$ 11,886	$ 11,801	$ 11,949	$ 9,773	$ 11,057	$ 11,133	$ 11,291

Net Debt to Adjusted EBITDA Ratio

(dollars in millions)

Unaudited	9/30/15	12/31/14

Verizon Net Debt
Debt maturing within one year	$ 7,264	$ 2,735
Long-term debt	105,060	110,536

Total Debt	112,324	113,271
Less Cash and cash equivalents	3,875	10,598

Net Debt	$ 108,449	$ 102,673

Net Debt to Adjusted EBITDA Ratio	2.4x	2.4x

Adjusted EPS

Unaudited	3 Mos. Ended 9/30/15	3 Mos. Ended 9/30/14

Earnings Per Common Share, Reported	$ 0.99	$ 0.89
Severance, Pension, and Benefit Charges	0.05	—

Adjusted EPS	$ 1.04	$ 0.89

Free Cash Flow

(dollars in millions)

Unaudited	9 Mos. Ended 9/30/15

Net cash provided by operating activities	$ 28,426
Less Capital expenditures	12,540

Free Cash Flow	$ 15,886

Less Proceeds from monetization of tower assets	2,346

Free Cash Flow Adjusted for Tower Transaction	$ 13,540

Verizon Communications Inc.

Reconciliations – Segments

Wireless

(dollars in millions)

Unaudited	3 Mos. Ended 9/30/15	3 Mos. Ended 9/30/14	9 Mos. Ended 9/30/15	9 Mos. Ended 9/30/14

Wireless Segment EBITDA
Operating income	$ 7,668	$ 6,955	$ 23,174	$ 21,258
Add Depreciation and amortization expense	2,260	2,139	6,675	6,307

Wireless Segment EBITDA	$ 9,928	$ 9,094	$ 29,849	$ 27,565

Wireless total operating revenues	$ 23,005	$ 21,835	$ 67,946	$ 64,197

Wireless service revenues	$ 17,598	$ 18,356	$ 53,201	$ 54,421

Wireless operating income margin	33.3%	31.9%	34.1%	33.1%

Wireless Segment EBITDA margin	43.2%	41.6%	43.9%	42.9%

Wireless Segment EBITDA service margin	56.4%	49.5%	56.1%	50.7%

Wireline

(dollars in millions)

Unaudited	3 Mos. Ended 9/30/15	3 Mos. Ended 9/30/14	9 Mos. Ended 9/30/15	9 Mos. Ended 9/30/14

Wireline Segment EBITDA
Operating income	$ 577	$ 225	$ 1,486	$ 619
Add Depreciation and amortization expense	1,623	1,978	5,075	6,016

Wireline Segment EBITDA	$ 2,200	$ 2,203	$ 6,561	$ 6,635

Wireline total operating revenues	$ 9,355	$ 9,576	$ 28,247	$ 28,869

Wireline operating income margin	6.2%	2.3%	5.3%	2.1%

Wireline Segment EBITDA margin	23.5%	23.0%	23.2%	23.0%